FORM OF AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

NAVIOS MARITIME ACQUISITION CORPORATION

Pursuant to the Marshall Islands Business Corporations Act

The undersigned, Chairman and Chief Executive Officer of NAVIOS MARITIME ACQUISITION CORPORATION, a corporation incorporated under the laws of the Republic of the Marshall Islands, for the purpose of amending and restating the Articles of Incorporation of said corporation hereby certifies as follows:

1. The name of the corporation is “Navios Maritime Acquisition Corporation” (the “Corporation”)

2. The Corporation’s Articles of Incorporation were filed in the office of the Registrar of Corporations of the Republic of the Marshall Islands on March 14, 2008.

3. This Amended and Restated Articles of Incorporation was duly adopted by joint written consent of the directors and shareholders of the Corporation in accordance with the applicable provisions of the Marshall Islands Business Corporations Act.

4. The text of the Amended and Restated Articles of Incorporation of the Corporation is set forth in Exhibit A attached hereto.

IN WITNESS WHEREOF, Navios Maritime Acquisition Corporation has caused these Amended and Restated Articles of Incorporation to be signed by the undersigned duly authorized officer of the Corporation this _____ day of ________________, 2008.

NAVIOS MARITIME ACQUISITION CORPORATION
By:
Name:	Angeliki Frangou
Title:	Chairman and Chief Executive Officer

EXHIBIT A

FORM OF AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

NAVIOS MARITIME ACQUISITION CORPORATION

Pursuant to the Marshall Islands Business Corporations Act

First: The name of the corporation is Navios Maritime Acquisition Corporation (the “Corporation”).

Second: The registered address of the Corporation in the Marshall Islands is Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960. The name of the Corporation’s registered agent at such address is The Trust Company of the Marshall Islands, Inc.

Third: Subject to the conditions set forth in this Article Third, the purposes for which the Corporation is formed are to engage in any lawful act or activity for which corporations may be organized under the Marshall Islands Business Corporations Act (the “BCA”). In addition to the powers and privileges conferred upon the Corporation by law and those incidental thereto, the Corporation shall possess and may exercise all the powers and privileges which are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the Corporation.

Fourth: The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 101,000,000 of which 100,000,000 shares shall be Common Stock of the par value of $0.0001 per share and 1,000,000 shares shall be Preferred Stock of the par value of $0.0001 per share.

(A) Preferred Stock. The Board of Directors is expressly granted authority to issue shares of the Preferred Stock, in one or more series, and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series (a “Preferred Stock Designation”) and as may be permitted by the BCA. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by Articles of Amendment to these Articles of Incorporation authorized by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation.

(B) Common Stock. Except as otherwise required by law or as otherwise provided in any Preferred Stock Designation, the holders of the Common Stock shall exclusively possess all voting power and each share of Common Stock shall have one vote.

Fifth: The name and mailing address of the sole incorporator of the Corporation are as follows:

Raymond E. Simpson

8, Kraiskaki Street

183 45 Moschaton

Greece

Sixth: The following provisions (A) through (E) shall apply during the period commencing upon the filing of these Articles of Incorporation and terminating upon the consummation of any “Business Combination,” and may not be amended during the “Target Business Acquisition Period” without the affirmative vote or consent of the holders of 95% of the Corporation’s outstanding Common Stock. A “Business Combination” shall mean the acquisition by the Corporation, whether by merger, capital stock exchange, asset or stock acquisition or other similar type of transaction, of one or more assets or operating businesses (“Target Business”), as more fully described in the Corporation’s Registration Statement on Form F-1 (Registration No. 333-_____); provided, however, that any acquisition of multiple businesses shall occur contemporaneously with one another. The “Target Business Acquisition Period” shall mean the period from the effectiveness of the registration statement filed in connection with the Corporation’s initial public offering of securities (“IPO”) up to and including the first to occur of (a) a Business Combination or (b) the Termination Date (as defined below).

(A) Prior to the consummation of any Business Combination, the Corporation shall call a special meeting for the purpose of submitting such Business Combination to its shareholders for approval regardless of whether the Business Combination is of a type that normally would require such shareholder approval under the BCA. In the event that a majority of the shares cast at the meeting to approve the Business Combination are voted for the approval of such Business Combination, the Corporation shall be authorized to consummate the Business Combination; provided that the Corporation shall not consummate any Business Combination if the holders of 40% or more of the shares issued in the IPO (the “IPO Shares”) vote cumulatively against the Business Combination and exercise their conversion rights described in paragraph D below.

(B) In the event that the Corporation has not consummated a Business Combination within 24 months after the consummation of the IPO (the “Initial Period”), but has entered into a letter of intent, agreement in principle or definitive agreement to consummate a Business Combination within such 24-month period, the Corporation shall call a special meeting of its shareholders for the purpose of soliciting their approval an extension of time within which the Corporation may consummate its initial Business Combination of up to an additional 12 months (36 months total from the consummation of the IPO, such extended period the “Extended Period”). In the event that a majority of the shares cast at the meeting to approve the Extended Period are voted for the approval of such Extended Period, the Corporation shall be authorized to effect the Extended Period; provided that the Corporation shall not effect the Extended Period if the holders of 40% or more of the shares issued in the IPO (the “IPO Shares”) both vote against the proposed Extended Period and exercise their conversion rights described in paragraph D below.

(C) In the event that the Corporation does not consummate a Business Combination within the Initial Period (or within the Extended Period, if the Extended Period is approved), the officers of the Corporation shall take all action necessary to dissolve and liquidate the Corporation as soon as reasonably practicable and shall not engage in any other business activities.

(D) In the event that a Business Combination is approved and consummated or the Extended Period is approved, each in accordance with paragraphs A, B or C above, stockholders holding IPO Shares who exercised their conversion rights and voted against the Business Combination or the Extended Period will be entitled to cause the Corporation to convert their common stock for a pro rata share of the aggregate amount then in the trust account (the “Trust Account”), before payment of deferred underwriting discounts and commissions and including interest earned on their pro rata portion of the Trust Account, net of income taxes payable on such interest and net of up to an aggregate of $3,000,000 of the interest income, net of taxes, on the Trust Account balance previously released to the Corporation to fund its working capital. Notwithstanding the foregoing, a holder of IPO Shares, together with any affiliate of theirs or any other person with whom they are acting in concert or as a “group” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), will be restricted from seeking conversion rights with respect to more than 10% of the IPO Shares.

(E) A holder of IPO Shares shall be entitled to receive funds from the Trust Account only in the event (i) of a liquidation of the Trust Account to holders of IPO Shares in connection with the dissolution of the Corporation pursuant to the terms of the Investment Management Trust Agreement governing the Trust Account, or (ii) the holder of IPO Shares exercises such holder’s conversion rights in accordance with paragraph (D) above. In no other circumstances shall a holder of IPO Shares have any right or interest of any kind in or to the Trust Account.

(F) The Board of Directors shall be divided into three classes: Class A, Class B and Class C. The number of directors in each class shall be as nearly equal as possible. At the first election of directors by the incorporator, the incorporator shall elect a Class C director for a term expiring at the Corporation’s third Annual Meeting of Shareholders. The Class C director shall then elect additional Class A, Class B and Class C directors. The directors in Class A shall be elected for a term expiring at the first Annual Meeting of Shareholders, the directors in Class B shall be elected for a term expiring at the second Annual Meeting of Shareholders and the directors in Class C shall be elected for a term expiring at the third Annual Meeting of Shareholders. Commencing at the first Annual Meeting of Shareholders, and at each annual meeting thereafter, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of shareholders after their election. Except as the BCA may otherwise require, in the interim between annual meetings of shareholders or special meetings of shareholders called for the election of directors and/or the removal of one or more directors and the filling of any vacancy in that connection, newly created directorships and any vacancies in the Board of Directors, including unfilled vacancies resulting from the removal of directors for cause, may be filled by the vote of a majority of the remaining directors then in office, although less than a quorum (as defined in the Corporation’s Bylaws), or by the sole remaining director. All directors shall hold office until the expiration of their respective terms of office and until their successors shall have been elected and qualified. A director elected to fill a vacancy resulting from the death, resignation or removal of a director shall serve for the remainder of the full term of the director whose death, resignation or removal shall have created such vacancy and until his successor shall have been elected and qualified.

Seventh: The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and shareholders:

(A) Election of directors need not be by written ballot unless the by-laws of the Corporation so provide.

(B) The Board of Directors shall have the power, without the assent or vote of the shareholders, to make, alter, amend, change, add to or repeal the by-laws of the Corporation.

(C) The directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the shareholders or at any meeting of the shareholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the Corporation that is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of shareholders be there represented in person or by proxy) shall be as valid and binding upon the Corporation and upon all the shareholders as though it had been approved or ratified by every shareholder of the Corporation, whether or not the contract or act would otherwise be open to legal attack because of directors’ interests, or for any other reason.

(D) In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the provisions of the statutes of the Marshall Islands, of these Articles of Incorporation, and to any by-laws from time to time made by the shareholders; provided, however, that no by-law so made shall invalidate any prior act of the directors which would have been valid if such by-law had not been made.

(E) A director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or (iii) for any transaction from which the director derived an improper personal benefit. If the BCA is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the BCA, as so amended. Any repeal or modification of this paragraph E by the shareholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation with respect to events occurring prior to the time of such repeal or modification.

(F) The Corporation, to the full extent permitted by Section 60 of the BCA, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that they are not entitled to be indemnified by the Corporation as authorized hereby.

Eighth: The Corporation shall automatically terminate on [_____, 2010] [24 months from the consummation of the initial public offering] (or ____, 2011, if the Extended Period is approved) (“Termination Date”). This provision may only be amended in connection with, and become effective upon, the consummation of a Business Combination. A proposal to so amend this Section Eighth may be submitted to shareholders in connection with any proposed Business Combination pursuant to Section Sixth (A) above.